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                                                                      Exhibit 99



TB Wood's Corporation
440 North Fifth Avenue
Chambersburg, PA 17201


May 9, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Letter responsive to Temporary Note 3T to Article 3 in Regulation S-X

Ladies and Gentlemen:

This letter confirms that TB Wood's Corporation has received from Arthur Andersen LLP ("Andersen"), the independent public accountant engaged by the company to examine the company's financial statements that are included in the Form 10K that is incorporated by reference in the Form S-8 to which this letter is filed as an exhibit, a representation letter addressed to the company stating that:

The audit conducted by Andersen was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Sincerely,
TB Wood's Corporation

/s/ Thomas F. Tatarczuch
--------------------------------
Thomas F. Tatarczuch
Vice President-Finance
(Principal Financial Officer and
Principal Accounting Officer)